Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak – Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter 2018

Net Income of $1.1 Million

2018 Net Income of $4.0 Million Improves 15.5% Over 2017

Continued Loan Growth and Favorable Asset Quality Metrics Highlight Operating Results

Oswego, N.Y. — February 4, 2019 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced fourth quarter 2018 net income available to common shareholders of $1.1 million, compared to $864,000 for the fourth quarter of 2017. Fourth quarter 2018 diluted earnings per share was $0.26 compared to $0.20 per diluted share for the fourth quarter of 2017. Fourth quarter 2018 revenue (net interest income and total noninterest income) of $7.5 million increased $327,000, or 4.6%, compared to $7.2 million for the fourth quarter of 2017. Net income available to common shareholders for 2018 was $4.0 million compared to $3.5 million for the previous year.  Diluted earnings per share was $0.94 for 2018 compared to $0.83 per diluted share for 2017.

2018 Fourth Quarter and Full Year Performance Highlights

•	Total interest-earning assets at December 31, 2018 were $874.9 million, an increase of $40.6 million, or 4.9%, over $834.3 million at the end of 2017
•	Total loans of $620.3 million at December 31, 2018 increased by $39.4 million, or 6.8%, from $580.8 million on December 31, 2017
•	Total deposits of $727.1 million at December 31, 2018 were up $3.5 million, or 0.5%, compared to $723.6 million on December 31, 2017
•	Total revenue for 2018 was $29.6 million, an increase of $2.4 million, or 8.8%, compared to total revenue of $27.2 million for 2017
•

Asset quality metrics remained stable with net loan charge-offs to average loans of 0.22% in 2018, compared to 0.16% in 2017, and nonperforming loans to total loans of 0.35% at December 31, 2018, a 49 basis point improvement compared to 0.84% at December 31, 2017

•	Fourth quarter 2018 net interest income improved to $6.5 million, an increase of $468,000, or 7.7%, from $6.0 million for the prior year fourth quarter
•	The fourth quarter 2018 return on average assets of 0.48% and return on average equity of 6.8% increased by nine basis points and 130 basis points, respectively, compared to the prior year quarter

“We continue to successfully build a larger, stronger and more profitable bank for our shareholders, customers and employees. The Company’s fourth quarter and 2018 results once again reflect the focused efforts of our team that resulted in earning-asset growth, strong asset quality metrics, a higher net interest margin, an expanded banking service area, and importantly, improved earnings performance,” said Thomas W. Schneider, President and Chief Executive Officer. “Our net interest income increased 7.7% for the fourth quarter and 11.4% for the year, compared to the 2017 periods, reflecting the growth in earning assets.  Nonperforming loans were just 0.35% of total loans at December 31, 2018, the lowest the Bank’s non-performing loan ratio has been, and a result of our commitment to a strong credit culture and consistent loan underwriting processes. Net loan charge-offs to average loans of 0.22% for 2018 remained in a range that we consider to be very manageable, up only six basis points from 2017. Despite the competitive interest rate environment that is prevalent in our markets, our fourth quarter net interest margin improved 11 basis points to 2.99%, and our full year net interest margin of 3.02% gained five basis points over the prior year period, primarily a result of higher interest rates on loans and the securities portfolio.”

“We moved to further expand our banking service area in the fourth quarter as we successfully opened our new full-service location in Clay, New York, in November, our third Onondaga County location. In November, we also acquired an additional location on West Onondaga Street in Syracuse, New York, which will be renovated and converted into another full-service banking location that will further elevate our presence in that market. We consider the Syracuse Southwest Corridor neighborhood to be an under-banked area of Syracuse and believe that this branch will qualify for various economic incentives under New York State’s Banking Development District, or BDD, program.  The BDD program is designed to encourage the establishment of bank branches in areas across New York State where there is a demonstrated need for additional banking services.  The program was developed in recognition of the fact that banks play a critically important role in promoting individual wealth, community development, and revitalization. This investment demonstrates Pathfinder Bank’s firm commitment to servicing diverse economic areas within its geographic market. We plan to soon begin renovation work on the acquired facility and expect to open our new Syracuse Southwest branch office by the end of 2019.”

“The measured growth and increased revenue described above flowed through to our bottom line with year-over-year improvements to net income of 27.0% in the fourth quarter of 2018 and 15.5% for the 2018 full year. With a strong balance sheet, favorable asset quality metrics and a significant and growing Central New York market presence, we’re solidly positioned to continue the growth path that we have demonstrated in recent years and deliver improving operating performance in 2019 and beyond.”

Income Statement

Fourth quarter 2018 net interest income increased $468,000, or 7.7%, to $6.5 million compared to $6.0 million for the fourth quarter of 2017, due to a $1.3 million, or 16.8%, increase in interest and dividend income. This improvement over 2017 was primarily a result of a $43.5 million, or 7.5%, increase in average loans combined with a 32 basis point increase in the yield earned on these loans, along with a 91 basis point improvement in the yield earned on taxable investment securities. The increase in interest income was partially offset by higher interest expense, which increased $861,000, or 45.7%, to $2.7 million, compared to $1.9 million for the same period in 2017.  The increase was primarily a result of a $65.1 million increase in the average balance of, and a 72 basis point increase in the interest rate paid on, time deposits.

Net interest income for 2018 increased $2.6 million, or 11.4%, to $25.8 million compared to $23.1 million for the previous year.  Interest and dividend income for 2018 was $34.8 million, an increase of $5.4 million, or 18.3%, compared to $29.4 million for 2017. The increase was primarily a result of average loan growth of $63.5 million, or 11.6%, and a 19 basis point increase in the yield earned on these loans, along with a 66 basis point increase in the yield earned on taxable investment securities, compared to 2017. The increase in interest and dividend income was partially offset by higher interest expense, which increased $2.8 million, or 43.8%, to $9.0 million, compared to $6.3 million in the prior year period. The increase in interest expense was primarily a result of a $53.7 million increase in the average balance of, and 56 basis point increase in the interest rate paid on, time deposits.

The net interest margin for the fourth quarter of 2018 was 2.99%, an 11 basis point improvement compared to 2.88% for the fourth quarter of 2017. The higher net interest margin for the fourth quarter of 2018 was primarily a result of a 48 basis point increase in the average yield on interest-earning assets, primarily for loans and taxable investment securities, along with a $43.5 million increase in average loans compared to the prior year quarter. The increase in the average yield on interest-earning assets was moderated somewhat by higher funding cost related to an increase in the average balance of, and interest rate paid on, time deposits. Average time deposits of

$267.1 million were up by $65.1 million, or 32.2%, from the prior year quarter.  The net interest margin for 2018 was 3.02%, a five basis point improvement compared to 2.97% for 2017. The increase in the full year net interest margin is also primarily related to the increased yield on loans and taxable investment securities.

The provision for loan losses for the fourth quarter of 2018 was $296,000, a decrease of $241,000 from $537,000 for the prior year quarter. The reduction in the provision for loan losses for the fourth quarter of 2018, as compared with the same quarter in 2017, was due to the recognition of an additional $300,000 in the provision for loan losses during the fourth quarter of 2017 that was related to a single commercial real estate loan. The provision for the three month period ended December 31, 2018 is reflective of favorable changes to both the quantitative and environmental factors deemed to be appropriate for the Bank’s loan portfolio, partially offset by an increase in the provision for loan losses recorded due to the increase in the loan portfolio’s aggregate size. The provision for loan losses for 2018 was $1.5 million compared to $1.8 million in 2017, and is also reflective of the changes in the quantitative and environmental factors used in determining the adequacy of the provision reflecting the loan portfolio’s stable asset quality metrics, and the previously-discussed recognition of an additional $300,000 in the provision for loan losses during the fourth quarter of 2017.

Fourth quarter 2018 noninterest income was $976,000 compared to $1.1 million for the same period in 2017.  The decrease in the fourth quarter of 2018 noninterest income was due primarily to a $168,000 decrease in net gains on sales and redemptions of investment securities, combined with an $88,000 loss on equity securities in the fourth quarter of 2018. Noninterest income for 2018 was $3.8 million compared to $4.1 million in 2017. The decrease was primarily a result of a $182,000 decrease in net gains on sales and redemptions of investment securities in 2018, compared to $489,000 in net gains on sales and redemptions of investment securities for the prior year.

Total noninterest expense for the fourth quarter of 2018 was $6.1 million, an increase of $194,000 or 3.3%, in comparison to $5.9 million for the prior year period. The increase in noninterest expense was principally a result of a $186,000 increase in salary and employee benefit expenditures compared to the prior year quarter, which was a result of increased staffing levels within the loan origination, customer service and risk management functions. For 2018, noninterest expense was $23.5 million, an increase of $2.5 million compared with $21.1 million for the prior year. The increase in noninterest expense was due largely to a $1.4 million increase in salary and benefit expenses, reflective of increased staffing levels primarily in the loan origination, loan servicing and risk management functions, and the accelerated recognition of retirement benefits for a member of the Company’s senior management team.  In addition, all other noninterest expenses increased $974,000 in 2018, as compared to the previous year, primarily due to aggregate increases of $408,000 in outsourced information technology application costs, and strategic consulting services expenses.

Balance Sheet at December 31, 2018

The Company’s total assets at year end were $933.1 million, an increase of $51.9 million, or 5.9%, from $881.3 million at December 31, 2017. This increase was primarily driven by higher total loans and available-for-sale securities balances. Total loans of $620.3 million grew by $39.4 million, or 6.8%, compared with $580.8 million at December 31, 2017. The available-for-sale securities portfolio was $177.7 million at year end 2018, an increase of $6.5 million, or 3.8%, from $171.1 million at December 31, 2017, reflecting the acquisition of relatively short-term, investment-grade collateral matching the strong inflow of municipal deposits which typically occurs in the first and fourth quarters of each calendar year.

Total deposits at December 31, 2018 were $727.1 million, an increase of $3.5 million from $723.6 million at December 31, 2017. Noninterest-bearing deposits totaled $103.1 million at the 2018 year end, an increase of $13.3 million, or 14.9% from the 2017 year end.

Shareholders’ equity was $64.2 million at December 31, 2018, compared with $61.8 million at December 31, 2017, primarily reflecting increases in retained earnings and additional paid in capital, partially offset by increases in accumulated other comprehensive loss on the Bank’s available-for-sale investment securities portfolios.

Asset Quality

The Bank’s asset quality metrics were stable for the fourth quarter and full year and continue to compare favorably to broad industry and peer group averages. The net loan charge-offs to average loans ratio, of 0.22% for the fourth quarter of 2018, was up six basis points from 0.16% for the fourth quarter of 2017, and up 10 basis points from 0.12% for the third quarter of 2018. Nonperforming loans to total loans were 0.35% at December 31, 2018, down 49 basis points compared to 0.84% at December 31, 2017. The allowance for loan losses to non-performing loans at December 31, 2018 was 340.13%, compared with 145.61% at December 31, 2017. Two non-performing commercial real estate loans of significant size were effectively resolved in 2018, thereby significantly increasing this ratio.  The Bank’s solid asset quality metrics continue to reflect its economically stable service area, along with the Bank’s robust loan servicing and collection capabilities, and consistent underwriting procedures.

Cash Dividend Declared

The Company announced, on December 21, 2018, that its Board of Directors had declared a cash dividend of $0.06 per common share, payable on February 8, 2019, to shareholders of record as of January 18, 2019. The implied dividend yield is 1.69%, based on the closing price of the Company’s common stock of $14.21 on February 1, 2019. The quarterly cash dividend of $0.06, equates to a dividend payout ratio of 23.1% per diluted share.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one loan production office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At December 31, 2018, there were 4,362,328 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At December 31, 2018, the Company and subsidiaries had total consolidated assets of $933.1 million, total deposits of $727.1 million and shareholders' equity of $64.5 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Condensed Income Statement
Interest and dividend income	$9,255	$7,926	$34,810	$29,413
Interest expense	2,745	1,884	9,044	6,290
Net interest income	6,510	6,042	25,766	23,123
Provision for loan losses	296	537	1,497	1,769
	6,214	5,505	24,269	21,354
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	1,031	862	4,029	3,559
Net gains (losses) on sales of securities, loans and foreclosed real estate	33	255	(132)	526
Losses on equity securities	(88)	-	(62)	-
Noninterest expense	6,051	5,857	23,549	21,094
Income before income taxes	1,139	765	4,555	4,345
Provision for income taxes	41	53	546	922

Net Income	$1,098	$712	$4,009	$3,423
Net income (loss) attributable to noncontrolling interest	$1	$(152)	$(22)	$(68)
Net income available to common shareholders	$1,097	$864	$4,031	$3,491

	For the Periods Ended
	(Unaudited)
	December 31,	December 31,	December 31,
	2018	2017	2016
Selected Balance Sheet Data
Assets	$933,115	$881,257	$749,034
Earning assets	874,938	834,303	707,448
Total loans	620,270	580,831	492,147
Deposits	727,060	723,603	610,983
Borrowed funds	118,534	73,888	58,947
Allowance for loan losses	7,306	7,126	6,247
Subordinated loans	15,094	15,059	15,025
Pathfinder Bancorp, Inc. Shareholders' equity	64,221	61,811	57,929

Asset Quality Ratios
Net loan charge-offs to average loans	0.22%	0.16%	0.09%
Allowance for loan losses to period end loans	1.18%	1.23%	1.27%
Allowance for loan losses to nonperforming loans	340.13%	145.61%	129.85%
Nonperforming loans to period end loans	0.35%	0.84%	0.98%
Nonperforming assets to total assets	0.36%	0.61%	0.72%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Key Earnings Ratios
Return on average assets	0.48%	0.39%	0.45%	0.42%
Return on average equity	6.80%	5.50%	6.33%	5.69%
Net interest margin	2.99%	2.88%	3.02%	2.97%

Share and Per Share Data
Basic weighted average shares outstanding*	4,212,543	4,108,660	4,171,165	4,081,344
Basic earnings per share*	$0.26	$0.21	$0.97	$0.86
Diluted weighted average shares outstanding*	4,292,273	4,222,622	4,265,831	4,189,522
Diluted earnings per share*	$0.26	$0.20	$0.94	$0.83
Cash dividends per share	$0.06	$0.0575	$0.24	$0.2150
Book value per common share at December 31, 2018 and 2017			14.72	14.44
Tangible book value per common share at December 31, 2018 and 2017			13.65	13.34

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.